Exhibit 99.1

Skyline Bankshares, Inc. Announces Semi-Annual Cash Dividend

FOR IMMEDIATE RELEASE

For more information contact:

Blake Edwards, President & CEO – 276-773-2811

Lori Vaught, EVP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, February 23, 2024 (Globe Newswire) – Skyline Bankshares, Inc. (the “Company”) (OTC QX: SLBK) – the holding company for Skyline National Bank (the “Bank”), announces a semi-annual cash dividend on the Company’s common stock of $0.23 per share, payable March 18, 2024 to shareholders of record on March 8, 2024. The Company’s Board of Directors declared the dividend on February 20, 2024. This semi-annual cash dividend payment is an increase of $0.02 per share, or 9.52%, from the semi-annual dividend of $0.21 per share paid on September 18, 2023.

Skyline National Bank is the wholly-owned subsidiary of Skyline Bankshares, Inc. and serves southwestern Virginia and northwestern North Carolina with 27 branches and 2 loan production offices.